Exhibit 10.1

Amendment No. 2 to the Contract

regarding a Line of Credit

The following amendment to the loan contract dated July 29/August 26, 2003, most recently amended by the amendment dated 06/13/2007, for a line of credit is concluded between

Sonic Innovations GmbH

Mexikoring 33

22297 Hamburg

- hereinafter referred to as the “Borrower”

and

Commerzbank AG

Hamburg Branch

Ness 7 – 9

20457 Hamburg

- hereinafter referred to as the “Bank”

1. Amendments

1.1 The passage Collateral of the loan contract is amended as follows:

The Bank receives the following collateral from a third party:

•	absolute guarantee of EUR 2,750,000.00 from Sonic Innovations Inc., 2795 East Cottonwood Parkway, Suite 660, Salt Lake City, UT 84121-7036.

The details of such collateral provision have been / will be agreed upon conclusion of the collateral agreement.

After submission of the legally binding signed guarantee by Sonic Innovation Inc., the release of the currently valid Stand-by Letter of Credit by Wells Fargo Bank N.A. will take place.

1.2 The passage Interest of the loan contract is amended as follows:

Any utilization in a current account (current account loan) in Euro is currently and until further notice charged an interest rate of 9.75 % per annum.

For utilization in the form of cash advance payments, the Bank charges the borrower, during each fixed interest period, interest in the amount of the EURIBOR determined two bank working days from the beginning of the fixed interest period plus a margin of 4.00% per annum for each utilization. The Bank will notify the Borrower about the corresponding interest rate immediately after its determination.

EURIBOR is the interest rate displayed on the “EURIBOR” Reuters page or a corresponding successor page, which replaces the “EURIBOR” page for draws from euro money market loans with comparable term, at 11 a.m. Brussels local time on the second bank working day prior to the first day of each term. In the event that the EURIBOR cannot be determined two bank working days prior to the first day of the term of a money market loan, the Bank will use as a basis, in place of the EURIBOR for the applicable term of a money market loan, the arithmetic average of such interest rates as it obtains from three banks selected by the Bank and participating in the quoting of EURIBOR (EURIBOR panel), for euro deposits with comparable term and comparable amounts, and the Bank will charge the Borrower for the applicable term said arithmetic average plus the margin stipulated in the loan agreement, even if less than three banks supply an interest rate.

Interest for draws in EUR is calculated on the basis of the international interest method with calendar days / 360 interest days per annum. It is due at the end of each term.

1.3 The passage Covenant will be incorporated as a new passage in the loan contract:

Other covenants

During the term of this line of credit contract, the Borrower is obligated,

•

not to provide to the Bank collateral which is worse than that provided to other lenders with loans of comparable term, as regards pledging of collateral and agreements of other loan conditions (particularly in adhering to, or, respectively, maintaining certain business or financial relationships or key figures). If the Borrower pledges to other lenders collateral, which is better than that provided to the Bank, the Bank shall be allowed to participate in said collateral in advance or at the same time and at equal priority, or the Bank shall be provided collateral of the same value and priority. The Borrower shall also offer in advance a conversion against corresponding collateralization to the Bank for its loans, for conversions of short-term unsecured loans into long-term secured loans. If the Borrower wishes to arrange key figures with other financial institutions, which would place them in better standing than the Bank, the Borrower shall offer the Bank a supplemental agreement, by which the Bank is granted the same standing with regard to the key figures as the other financial institutions.

•

not to grant third parties any security interests (such as, for instance, liens on movables, claims, rights, security ownership of claims, rights or property) in parts or for the totality of the Borrower’s current and future floating assets (particularly customer claims and stock inventories), or the obligation to accept such securities rights. Upon request by the Borrower, the Bank shall release the Borrower from this obligation, if the Borrower provided to the Bank for the claims from the loan an acceptable collateral, whose realizable value is equivalent to the total value of the claims that are to be secured.

Furthermore, an important prerequisite for granting the loan is that the current shareholder interest of Sonic Innovations Inc. in the Borrower at a level of 100 % of its nominal capital / authorized capital will neither be reduced nor completely abandoned during the entire term of the present loan relationship. The Borrower is obligated to immediately inform the Bank if aforementioned shareholder interest is reduced or completely abandoned.

If the shareholder interest of Sonic Innovations Inc. in the Borrower is reduced to less than 100%, or is completely abandoned, the Bank is entitled to request the provision or enhancement standard banking collateral in order to secure the claims of the Bank from the present loan contract. If within an adequate period of time set by the Bank, the Borrower does not fulfill this obligation for additional collateralization, the Bank is entitled to terminate the present loan contract without prior notice. Further rights to which the Bank is entitled according to its General Terms and Conditions or other agreements remain unaffected.

If the aforementioned obligations are not met by the Borrower and/or if the aforementioned agreed key figures were not attained, or if the adherence to said key figures was not confirmed at all or not confirmed in a timely manner by submitting corresponding documentation, the Bank shall set a deadline for the Borrower to take remedial action with respect to this violation of contract, to the extent as such remedial action could be taken within 30 days by a prudent businessman. If such a deadline for remedial action is not set, or expires without any result, the Bank is initially entitled to request the Borrower to provide or strengthen standard banking collateral in order to secure the claims of the Bank based on the present loan contract. Further rights to which the Bank is entitled according to the present contract, its General Terms and Conditions, or other agreements remain unaffected.

2. Other agreements

All other agreements of the loan contract dated July 29/August 26, 2003 as well as any amendments continue to apply without change.

3. Period of Validity of the Bank’s Offer / Realization of amendment

The Bank is bound to the offer proposed in this amendment until 05/30/2008.

The above amendment to the Contract for Line of Credit dated July 29/August 26, 2003 together with any other amendments becomes legally binding after it is signed by the Bank, and after submission to the Bank of the countersigned original of the amendment signed in a legally binding way by the Borrower, however at the earliest on the day that follows the last day of the term of the previous loan.

Insofar as no sales tax is due for the settlement of banking services, these are exempt from sales tax in accordance with Article 4, Section 8 of UStG [Sales Tax Act]. The VAT ID No. of Commerzbank AG is DE 114 103 514. The invoice number is 2006180350.

Hamburg, 05/27/2008

/s/ Commerzbank AG
(Commerzbank AG Hamburg Branch)

Salt Lake City, Utah, 5/28/2008	/s/ Michael M. Halloran
(Location, date)	(Sonic Innovations GmbH)

The foregoing is a fair and accurate English translation of the referenced document.

SONIC INNOVATIONS, INC.

/s/ Michael M. Halloran
Michael M. Halloran
Vice President and Chief Financial Officer